CONFIDENTIAL

MANAGEMENT SERVICES AGREEMENT

BETWEEN

DSWISS (HK) LIMITED

AND

DSWISS BIOTECH SDN BHD

JUNE 27, 2016

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (“Agreement”) is entered into as of June 27, 2016 (the “Effective Date”), by and between the following (each a “Party” and together the “Parties”):

(i)	DSWISS BIOTECH SDN BHD. (“DSBT”)

Registered Address: A-08-06, Tropicana Avenue, Tropicana Golf & Country Resort, 47410 Petaling Jaya, Selangor. Malaysia

(ii)	DSWISS (HK) LIMITED. (“DSHK”)

Registered Address: Rm 405, 4/F Energy Plaza, Tsim Sha Tsui East, Kowloon, Hong Kong

RECITALS

This Agreement is entered into with reference to the following facts:

A. DSBT is a limited liability company incorporated under the laws of Malaysia. DSBT is 60% owned by JERVEY CHOON and 40% owned by DSHK (collectively, the “Nominee Shareholders”). DSBT is engaged in biotechnology and trading business in Malaysia (together with any expansion, contraction or other change to the scope of that business as contemplated by this Agreement, the “Business”).

B. DSHK is a limited liability company incorporated under the laws of Hong Kong. DSHK is 100% owned by DSwiss Holding Limited., a Seychelles company, and subsequent owned by DSwiss Inc., a Nevada company. DSHK has executive and financial management experience and capability relevant to the Business.

C. DSBT desires to engage DSHK to provide management, financial and other services in connection with the operation of the Business, and DSHK desires to provide those services to DSBT. The Parties now desire to memorialize the terms and conditions pursuant to which those services will be provided by DSHK to DSBT, and pursuant to which DSBT will compensate DSHK therefor.

NOW, THEREFORE, in consideration for the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, and through friendly consultation, under the principle of equality and mutual benefits, in accordance with the relevant laws and regulations of Hong Kong, the Parties agree as follows:

AGREEMENT

1. Management Services. During the Term of this Agreement, DSHK will identify and provide to DSBT executive and financial management personnel in sufficient numbers and with expertise and experience appropriate to provide the services identified in Appendix I, as it may be amended from time to time by written agreement of the Parties (the “Management Services”), and will provide those Services to DSBT. DSBT will take all commercially reasonable actions to permit and facilitate the provision of the Management Services by DSHK and accept those Services.

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2. Compensation to DSHK. As compensation for providing the Management Services, DSHK will be entitled to receive a fee (the “Management Services Fee”), upon demand, equal to one hundred percent (100%) of the annual Net Profit of DSBT during the Term of this Agreement. At the sole discretion of DSHK, the Net Profit of DSBT shall be calculated through the end of the immediately preceding fiscal year of DSBT, and paid by DSBT to DSHK within sixty (60) days of demand therefor. Until and unless such demand is made, the Management Services Fee is not due and payable to DSHK and it is the intent of the Parties that the Fee represents shall not be accrued by DSBT. Any dispute between the Parties concerning any calculation or payment under this Section 2 will be resolved pursuant to the dispute resolution provisions of Section 15.

For the purpose of this agreement, Net Profit means the net profit of DSBT for the period immediately preceding the date for calculation of Net Profit set out in the Agreement, calculated as follows: (a) all revenue or income accrued by DSBT, less (b) all costs, accrued expenses and taxes paid or accrued and payable.

3. Ad Hoc Payment. The Parties acknowledge that in order to provide the Management Services under this Agreement, DSHK may incur expenses and costs from time to time, and the Parties further agree that DSHK may request an ad hoc payment every calendar quarter and such payment may be credited against DSBT’s future payment obligations of the Management Services Fee.

4. Credit for Amounts Paid Under Other Agreements. DSHK and DSBT are or may be parties to certain other agreements, such as the Technical Service Agreement, some or all of which may require certain payments to be made by DSBT to affiliates and/or designee of DSHK in consideration for services, equipment or other items of value provided by affiliates and/or designee of DSHK. The Parties agree that any and all such amounts may be (a) separately paid by DSBT and accordingly counted as expenses of DSBT, reducing DSBT’s Net Profit; or (b) included in the aggregate Net Profit of DSBT and not separately paid to DSHK.

5. Interest Penalty. If any amounts due and payable under this Agreement are not paid when due, interest will accumulate on such amounts at the rate of four percent (4%) per annum until paid. This interest penalty may be reduced or waived by the Party entitled to receive it in light of actual circumstances, including the reason for any delay in payment.

6. Guarantees. To the extent and only to the extent permitted by applicable law, each Party agrees to act as a guarantor of the indebtedness of the other, as and only as follows:

(a)	DSBT will not incur any indebtedness to any Person not a party to this Agreement without the advance written consent of DSHK in the exercise of its obligations to provide comprehensive Management Services under this Agreement.

(b)	DSHK may, in the exercise of its reasonable business judgment, incur indebtedness to any Person not a party to this Agreement, provided that any such indebtedness may only be in connection with the Business. If DSHK incurs any indebtedness as contemplated by this Section 6(b), DSBT will act as a guarantor of that indebtedness.

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7. Exclusivity. During the Term of this Agreement, (a) DSBT will not contract with any other Person to provide services which are the same or similar to the Management Services. For purposes of this Section 7 only, “Person” does not include any Affiliate of either Party, including other entities that may become affiliated with either Party.

8. Operation of Business. During the Term of this Agreement:

(a)	The DSBT will ensure that:

	(i)	the business of DSBT, together with all business opportunities presented to or which become available to DSBT, will be treated as part of the Business covered by the Management Services and this Agreement;

	(ii)	all cash of DSBT will be maintained in Company Bank Accounts or disposed of in accordance with this Agreement;

	(iii)	all business income, working capital, recovered accounts receivable, and any other funds which come into the possession of DSBT or are derived from or related to the operation of the business of DSBT, are deposited into a Company Bank Account;

	(iv)	all accounts payable, employee compensation and other employment-related expenses, and any payments in connection with the acquisition of any assets for the benefit of DSBT or the satisfaction of any liabilities of DSBT, are paid from amounts maintained in Company Bank Accounts;

	(v)	DSHK or any third party designated by DSHK will have full access to the financial records of DSBT and from time to time, DSHK may request, at its sole option, to conduct an auditing with regard to the financial status of DSBT;

	(vi)	no action is taken without the prior written consent of DSHK that would have the effect of entrusting all or any part of the business of DSBT to any other Person.

(b)	DSHK will ensure that:

	(i)	it exercises with respect to the conduct of the Business the same level of care it exercises with respect to the operation of its own business and will at all times act in accordance with its Reasonable Business Judgment, including taking no action which it knows, or in the exercise of its Reasonable Business Judgment should have known, would materially adversely affect the status of any of permits, licenses and approvals necessary for the conduct of the Business or constitute a violation of all Legal Requirements;

	(ii)	neither it, nor any of its agents or representatives, takes any action that interferes with, or has the effect of interfering with, the operation of the Business in accordance with this Agreement, or which materially adversely affects its assets, operations, business or prospects;

	(iii)	use its Best Efforts to cooperate and assist DSBT to maintain in effect all permits, licenses and other authorizations and approvals necessary or appropriate to the conduct of the Business; and

	(iv)	subject to the provisions of Section 10 relating to the Transition period, it will preserve intact the business and operations of DSBT and take no action which it knows, or in the exercise of its Reasonable Business Judgment should have known, would materially adversely affect the business, operations, or prospects of DSBT.

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9. Material Actions. The Parties acknowledge and agree that the economic risk of the operation of the Business is being substantially assumed by DSBT and that the continued business success of DSBT is necessary to permit the Parties to realize the benefits of this Agreement. During the Term of this Agreement, the Parties therefore will ensure that DSBT does not take any Material Action without the advance written consent of DSHK, which consent will not be unreasonably withheld or delayed.

10. Transition of Business to DSHK; Future Expansion. At the sole discretion of DSHK, during the Term of this Agreement, DSHK may transfer or cause to be transferred from DSBT to DSHK or its designee (referred to collectively for purposes of this Section 10 as “DSHK”) any part or all of the business, personnel, assets and operations of DSBT which may be lawfully conducted, employed, owned or operated by DSHK (the “Transition”), including any of the following:

(a)	business opportunities presented to, or available to DSBT may be pursued and contracted for in the name of DSHK rather than DSBT, and at its discretion DSHK may employ the resources of DSBT to secure such opportunities;

(b)	any tangible or intangible property of DSBT, any contractual rights, any personnel, and any other items or things of value held by DSBT may be transferred to DSHK at book value;

(c)	real property, personal or intangible property, personnel, services, equipment, supplies and any other items useful for the conduct of the Business may be obtained by DSHK by acquisition, lease, license or otherwise, and made available to DSBT on terms to be determined by agreement between DSHK and DSBT;

(d)	contracts entered into in the name of DSBT may be transferred to DSHK, or the work under such contracts may be subcontracted, in whole or in part, to DSHK, on terms to be determined by agreement between DSHK and DSBT; and

(e)	any changes to, or any expansion or contraction of, the Business may be carried out in the exercise of the sole discretion of DSHK, and in the name of and at the expense of, DSHK;

provided, however, that none of the foregoing, and no other part of the Transition may cause or have the effect of terminating (without being substantially replaced under the name of DSHK) or adversely affecting any license, permit or regulatory status of DSBT. Any of the activity contemplated by this Section10 will be deemed part of the “Business.”

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11. Ownership of Intellectual Property. All Intellectual Property created by DSHK in the course of providing the Management Services will be the sole property of DSHK and DSBT will have no right to any ownership or use of such Intellectual Property except under separate written agreement with DSHK.

12. Representations and Warranties of DSBT. DSBT hereby makes the following representations and warranties for the benefit of DSHK:

(a)	Corporate Existence and Power. DSBT is a limited liability company duly organized and validly existing under the laws of Malaysia, and has all legal or corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and as currently contemplated to be conducted. DSBT has never approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of DSBT or the winding up or cessation of the business or affairs of DSBT.

(b)	Authorization; No Consent. DSBT (i) has taken all necessary corporate and other actions to authorize its execution, delivery and performance of this Agreement and all related documents and has the corporate and other power and authorization to execute, deliver and perform this Agreement and the other related documents; (ii) has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the other related documents and to perform its obligations under this Agreement and the other related documents; (iii) is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions or actions contemplated by any of the Business Cooperation Agreements, except for any notices that have been duly given or Consents that have been duly obtained; and (iv) holds all the governmental authorizations necessary to permit it to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit DSBT to own and use its assets in the manner in which it currently owns and uses such assets. To the best knowledge of DSBT, there is no basis for any governmental authority to withdraw, cancel or cease in any manner any of such governmental authorizations.

(c)	No Conflicts. The execution and perform of this Agreement by DSBT will not contravene, conflict with, or result in violation of (i) any provision of the organizational documents of DSBT; (ii) resolution adopted by the board of directors or the equity holders of DSBT; and (iii) any laws and regulations to which DSBT or the transactions and relationships contemplated in this Agreement.

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13. Representations and Warranties of DSHK. DSHK hereby makes the following representations and warranties for the benefit of DSBT:.

(a)	Corporate Existence and Power. DSHK (i) is a limited liability company duly organized and validly existing under the laws of Hong Kong, and has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and as currently contemplated to be conducted; and (ii) has not ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of DSHK or the winding up or cessation of the business or affairs of DSHK.

(b)	Authorization; No Consent. DSHK (i) has taken all necessary corporate actions to authorize its execution, delivery and performance of this Agreement and all related documents and has the corporate power and authorization to execute, deliver and perform this Agreement and the other related documents; (ii) has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the other related documents and to perform its obligations under this Agreement and the other related documents; (iii) is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Business Cooperation Agreements, except for any notices that have been duly given or Consents that have been duly obtained; and (iv) has all the governmental authorizations necessary to permit DSHK to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit DSHK to own and use its assets in the manner in which it currently owns and uses such assets. To the best knowledge of DSHK, there is no basis for any governmental authority to withdraw, cancel or cease in any manner any of such governmental authorizations.

(c)	No Conflicts. The execution and perform of this Agreement by DSHK will not contravene, conflict with, or result in violation of (i) any provision of the organizational documents of DSHK; (ii) any resolution adopted by the board of directors or the equity holders of DSHK; and (iii) any laws and regulations to which DSHK or the transactions and relationships contemplated in this Agreement and the Business Cooperation Agreements are subject.

14. Liability for Breach; Indemnification and Hold Harmless. Each of the Parties will be liable to the other Party for any damage or loss caused by such Party’s breach of this Agreement. DSBT will indemnify and hold harmless DSHK from and against any claims, losses or damages unless caused by a breach by DSHK of its obligations under this Agreement or by the willful, reckless or illegal conduct of DSHK. DSHK will indemnify and hold harmless DSBT from and against any claims, losses or damages caused by any breach by DSBT of its obligations under this Agreement or by the willful, reckless or illegal conduct of DSBT.

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15. Dispute Resolution.

(a)	Friendly Consultations. Any and all disputes, controversies or claims arising out of or relating to the interpretation or implementation of this Agreement, or the breach hereof or relationships created hereby, will be settled through friendly consultations.

(b)	Arbitration. If any such dispute is not resolved through friendly consultations within sixty (60) days from the date a Party gives the other Parties written notice of a dispute, then it will be resolved exclusively by arbitration under in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this clause. The appointing authority shall be Hong Kong International Arbitration Centre. The place of arbitration shall be in Hong Kong at Hong Kong International Arbitration Centre (HKIAC). Any arbitration will be conducted in either in English or Chinese languages. The arbitration award will be final and binding on both Parties and will not be subject to any appeal, and the Parties agree to be bound thereby and to act accordingly.

(c)	Continuation of Agreement. It is not necessary for any Party to declare a breach of this Agreement in order to proceed with the dispute resolution process set out in this Section 15. Unless and until this Agreement is terminated pursuant to Section 16, this Agreement will continue in effect during the pendency of any discussions or arbitration under this Section 15.

16. Term. This Agreement is effective as of the date first set forth above, and will continue in effect for a period of ten (10) years (the “Initial Term”), and for succeeding periods of the same duration (each, “Subsequent Term”), until terminated by one of the following means either during the Initial Term or thereafter. The period during which this Agreement is effective is referred to as the “Term.”

(a)	Mutual Consent. This Agreement may be terminated at any time by the mutual consent of the Parties, evidenced by an agreement in writing signed by both Parties.

(b)	Termination by DSHK. This Agreement may be terminated by DSHK ((i) upon written notice delivered to DSBT no later than ten (10) calendar days before the expiration of the Initial Term or any Subsequent Term; or (ii) at any time by upon ninety (90) calendar days’ written notice delivered to DSBT.

(c)	Breach or Insolvency. Either of DSBT or DSHK may terminate this Agreement immediately (a) upon the material breach by the other of its obligations hereunder and the failure of such Party to cure such breach within thirty (30) working days after written notice from the non-breaching Party; or (b) upon the filing of a voluntary or involuntary petition in bankruptcy by the other or of which the other is the subject, or the insolvency of the other, or the commencement of any proceedings placing the other in receivership, or of any assignment by the other for the benefit of creditors.

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(d)	Consequences of Termination. Upon any effective date of any termination of this Agreement: (i) DSHK will instruct all management personnel identified or provided by it to DSBT to cease working for DSBT; (ii) DSHK will deliver to DSBT all chops and seals of DSBT; (iii) DSHK will deliver to DSBT, or grant to DSBT unrestricted access to and control of, all of the financial and other books and records of DSBT, including any and all permits, licenses, certificates and other proprietary and operational documents and instruments; (iv) DSHK will cooperate fully in the replacement of any signatories or persons authorized to act on behalf of DSBT with persons appointed by DSBT; and (v) any licenses granted by DSHK to DSBT during the Term will terminate unless otherwise agreed by the Parties.

(e)	Survival. The provisions of Section 14 (Indemnification; Hold Harmless), Section 15 (Dispute Resolution), Section 16(d) (Consequences of Termination) and Section 17 (Miscellaneous) will survive any termination of this Agreement. Any amounts owing from any Party to any other Party on the effective date of any termination under the terms of this Agreement will continue to be due and owing despite such termination.

17. Miscellaneous.

(a)	Headings and Gender. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

(b)	Usage. The words “include” and “including” will be read to include “without limitation.”

(c)	Severability. Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in this Agreement are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against the Parties.

(d)	Waiver. No failure or delay by any Party to exercise any right, power or remedy under this Agreement will operate as a waiver of any such right, power or remedy.

(e)	Integration. This Agreement supersede any and all prior discussions and agreements (written or oral) between the Parties with respect to cooperation arrangement and other matters contained herein.

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(f)	Assignments, Successors, and No Third-Party Rights. No Party may assign any of its rights under this Agreement without the prior consent of the other Parties, which will not be unreasonably withheld. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

(g)	Notices. All notices, requests, demands, claims, and other communications under this Agreement will be in writing. Any Party may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at the address set forth on the signature page of this Agreement by any means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Refusal by a Party to accept notice that is validly given under this Agreement will be deemed to have been received by such Party upon receipt. Any Party may change the address to which notices, requests, demands, claims, and other communications under this Agreement are to be delivered by giving the other Parties notice in the manner herein set forth. Any notice, request, demand, claim, or other communication under this Agreement will be addressed to the intended recipient as set forth on the signature page hereto.

(h)	Further Assurances. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

(i)	Governing Law. This Agreement will be construed, and the rights and obligations under this Agreement determined, in accordance with the laws of the Hong Kong, without regard to the principles of conflict of laws thereunder.

(j)	Amendment. This Agreement may not be amended, altered or modified except by a subsequent written document signed by all Parties.

[Signature Page Follows]

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IN WITNESS HEREOF, the Parties have caused this Management Services Agreement to be executed in Malaysia as of the date first herein above mentioned.

JERVEY CHOON

Signature by:	/s/ Jervey Choon

For and on behalf of

DSWISS (HK) LIMITED (Company chop)

Signature by:	/s/ Leong Ming Chia
Name:	Leong Ming Chia
Position:	Authorized Representative

For and on behalf of

DSWISS BIOTECH SDN BHD (Company chop)

Signed by:	/s/ Jervey Choon
Name:	Jervey Choon
Position:	Authorized Representative

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APPENDIX I

Management Services

For purposes of that certain Management Services Agreement to which this is Appendix A, “Management Services” means the following:

General Management Services

“Management Services” includes the following general management services relating to the operation of the Business, except for those compulsively limited or prohibited by laws of Hong Kong and regulations otherwise:

(a) All aspects of the day-to-day operations of DSBT, including its relationships with its customers, its performance under agreements or other arrangements with any other parties, its compliance with applicable laws and regulations;

(b) The appointment, hiring, compensation (including any bonuses, non-monetary compensation, fringe and other benefits, and equity-based compensation), firing and discipline of all employees, consultants, agents and other representatives of DSBT, including the Executive Director or the Board of Directors of DSBT and all other executive officers or employees of DSBT;

(c) Establishment, maintenance, termination or elimination of any plan or other arrangement for the benefit of any employees, consultants, agents, representatives or other personnel of DSBT;

(d) Management, control and authority over all accounts receivable, accounts payable and all funds and investments of DSBT;

(e) Management, control and authority over DSBT Bank Accounts, in connection with which all seals and signatures will be those of personnel appointed and confirmed by DSHK;

(f) Any expenditure, including any capital expenditure, of DSBT;

(g) The entry into, amendment or modification, or termination of any contract, agreement and/or other arrangement to which DSBT is, was, or would become a party;

(h) The acquisition, lease or license by DSBT of any assets, supplies, real or personal property, or intellectual or other intangible property;

(i) The acquisition of or entry into any joint venture or other arrangement by DSBT with any other Person;

(j) Any borrowing or assumption by DSBT of any liability or obligation of any nature, or the subjection of any asset of DSBT to any Lien;

(k) Any sale, lease, license, retirement or other disposition of any asset owned, beneficially owned or controlled by DSBT;

(l) Applying for, renewing, and taking any action to maintain in effect, any permits, licenses or other authorizations and approvals necessary for the operation of DSBT’s business;

(m) The commencement, prosecution or settlement by DSBT of any litigation or other dispute with any other Person, through mediation, arbitration, lawsuit or appeal;

(n) The declaration or payment of any dividend or other distribution of profits of

(o) The preparation and filing of all Tax Returns, the payment or settlement of any and all Taxes, and the conduct of any proceedings with any Governmental Authority with respect to any Taxes; and

(p) The carrying out of the Transition, as defined in Section 10, and any business or corporate restructuring of DSBT or its subsidiaries.

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